                           Delaware Management Company
                               2005 Market Street
                             Philadelphia, PA 19103

February __, 2007

Delaware Group Tax Free Fund
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally  bound  hereby,  Delaware  Management  Company,  a series of Delaware
Management  Business Trust (the "Manager"),  agrees that in order to improve the performance  of Delaware  Tax-Free USA Fund (the  "Fund"),  which is a series of
Delaware  Group Tax Free Fund,  the Manager  shall waive all or a portion of its investment  advisory fees and/or  reimburse  expenses  (excluding any 12b-1 plan expenses,  taxes,  interest,  inverse floater program expenses,  brokerage fees,
short-sale   dividend  and  interest  expenses,   certain  insurance  costs  and
non-routine expenses or costs, including,  but not limited to, those relating to reorganizations,  litigation,  conducting  shareholder meetings and liquidations
[collectively,  "non-routine  expenses"])  in an  aggregate  amount equal to the amount by which the Fund's total  operating  expenses  (excluding any 12b-1 plan expenses,  taxes,  interest,  inverse floater program expenses,  brokerage fees,
short-sale   dividend  and  interest  expenses,   certain  insurance  costs  and
non-routine  expenses)  exceed  0.61% for the period  February  16, 2007 through
August 31, 2008. For purposes of this Agreement,  non-routine  expenses may also include  such  additional  costs and expenses as may be agreed upon from time to time by the Funds' Board and the Manager.

     The Manager  acknowledges  that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect  on, or make a claim for,  reimbursed  Fund  expenses at any time in the future.

                                           Delaware Management Company, a series
                                           of Delaware Management Business Trust

                                           By: _________________________
                                                 Name:
                                                 Title:
                                                 Date:
Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Tax Free Fund

By: _________________________
      Name:
      Title:
      Date: